UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2005

Globix Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-14168	13-3781263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139 Centre Street, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 334-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K, Current Report

Globix Corporation

Commission File No. 001-14168

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2005, the Compensation Committee adopted policies for cash incentive compensation for the performance period extending from July 1, 2005 through December 31, 2006. Under these policies, cash bonuses will be payable in 2006 and 2007 based on the achievement of company EBITDA and revenue goals and other performance criteria, including individual performance objectives related to the company’s business plan. The target amount payable, expressed as a percentage of base salary, will be 50% (in the case of the Chief Executive Officer), 33% (in the case of certain other senior executive officers) and 20% (in the case of other members of senior management) assuming achievement of 100% of the performance goals. The payout for the EBITDA and revenue goals will be based on a sliding scale with a portion of the target bonus amount being payable starting at 85% achievement for each of these goals, subject to a maximum of 120% of the bonus amount per goal based on achievement of at least 120% of such goal. The percentages will be applied separately to achievement of the EBITDA and revenue objectives. Achievement of the personal objectives will be determined by the Compensation Committee in the case of the Chief Executive Officer and other senior officers and will be reviewed by the Compensation Committee in the case of other members of senior management.

Separately, the base salary of the Chief Financial Officer was raised to $195,000. The Compensation Committee expects to take action to renew the employment agreement of the Chief Executive Officer within the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2005	Globix Corporation

	By:	/s/ Robert M. Dennerlein
		Name:	Robert M. Dennerlein
		Title:	Chief Financial Officer